Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this "Agreement") is entered into as of September 27, 2024 by and among Tectonic Financial, Inc., a Texas corporation (the "Parent"), T Bancshares, Inc., a Texas corporation (the "Company"), T Bank, National Association, a national banking association (the "Employer") and Patrick Howard, an employee of the Employer ("Employee"). The Parent, the Company, the Employer or Employee may each be referred to herein as a "Party" and collectively as the "Parties."

WHEREAS, Employee currently serves as President of the Parent, President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Employer ("Executive Positions"); and

WHEREAS, the Parties desire to establish a succession strategy to continue to train and smooth the transition of A Haag Sherman, currently the Chief Executive Officer of the Parent, to assume the Executive Positions, thus helping to enhance the Parent’s, the Company’s and the Employer’s long-term profitable growth by transferring and retaining and having continued access to Employee’s know-how.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the Parties hereby agree as follows:

1.    Succession Planning. From the date hereof through the Effective Date (as defined below), Employee shall remain in the Executive Positions with no change in duties, responsibilities, compensation or benefits. In addition, Employee shall continue to train and otherwise assist Mr. Sherman in the assumption of the Executive Positions on the Effective Date. The "Effective Date" as referred to herein shall be a date on Mr. Sherman determines that he shall assume the Executive Positions, as set forth in written notice (email suffices) provided by Mr. Sherman to Employee hereto not less than twenty (20) calendar days prior to the date that Mr. Sherman shall assume the Executive Positions. It is anticipated that the Effective Date shall be January 1, 2025 and in the absence of notice, the Effective Date shall be January 1, 2025. The Effective Date shall not be later than July 31, 2025.

2.    Resignation of Executive Positions; Remain Employee. The Parties agree that Employee hereby resigns from all positions and titles he holds with the Parent, the Company and the Employer (including any positions as a member of the Board of Directors of the Parent, the Company and/or the Employer), effective as of the Effective Date, and that immediately thereafter Employee shall continue to remain employed with the Employer as a common law employee of the Employer through January 15, 2026 (the "Termination Date"), at which time Employee shall retire from employment with the Employer.

3.    Duties After Effective Date. After the Effective Date, Employee shall remain an employee of the Employer through the Termination Date with the compensation and benefits set forth in Section 4. For five calendar months after the Effective Date (the "Transition Period"), Employee shall be regularly scheduled to work in a manner consistent with his historical practices, but with a focus on underwriting, credit (including serving on Officers Loan Committee), closing and compliance, and shall report to the Chief Executive Officer of the Employer. Specifically, Employee shall assist with the SBA/USDA platform, dental and community bank lending and any compliance audits, particularly the Community Reinvestment Act audit, and fill, during the Transition Period, the Chief Credit Officer position should it become vacant during the Transition Period. The duties set forth in the preceding two sentences are referred to herein as the "Transition Duties." After the Transition Period, Employee may continue providing the Transition Duties; provided that either Employee or Sherman, may elect to terminate the arrangement for the Employee to provide Transition Duties, and instead, for the Employee to provide Consulting Services (hereafter defined), which shall be provided remotely and shall consist of providing Sherman and Employer with advice and counsel on the Employer, Company and Parent’s operations and insight into their policies, procedures and historical practices. Specifically, Employee acknowledges and agrees that his historical understanding of the Employer’s, Company’s and Parent’s operations are invaluable in any audit by a regulator, including the Office of Comptroller of the Currency, and agrees to assist in preparing for any such audit and participating in any such audit, whether with Employer’s personnel or meeting with any such regulators, through the Termination Date.

4.    Compensation.

(a)    Base Salary and Benefits. Employee shall be entitled to his annual base salary in effect as of the date of this Agreement through and including the Termination Date, payable in accordance with the Employer’s payroll practices. From the date hereof and through the Termination Date, Employee shall continue to participate in all employee benefit arrangements sponsored by the Parent, the Company and/or the Employer as though his service and positions with the Parent, the Company and/or the Employer was never interrupted or severed, and shall be entitled to all vacation, paid time off and other benefits provided to Employee under that certain Employment Agreement (as if such Employment Agreement was in full force and effect) from the date hereof through the Termination Date. For purposes of clarity and avoidance of doubt, the benefits provided to Employee under Paragraphs 3 and 4 of Section B ("Compensation") of the Employment Agreement shall continue to apply from the Effective Date through the Termination Date and are carried forward into this Agreement accordingly for the benefit of Employee.

(b)    Annual Bonus. For each of calendar year 2024 and 2025, Employee shall be entitled to his annual year-end bonus set forth in his Employment Agreement in the amount he received for the 2023 calendar year, paid by the Employer on or about the same day and month that his 2023 bonus was paid. For the avoidance of doubt, Employee shall be paid $175,000.00 on each of February 15, 2025 and February 15, 2026, respectively. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such performance-based bonuses.

(c)    Annual Performance Bonus Payment. For each of calendar year 2024 and 2025, Employee shall be entitled to his annual year-end performance bonus, which is in addition to the annual bonus set forth in his Employment Agreement and provided for above, paid by the Employer on or about the same day and month that his 2023 performance bonus was paid. For the avoidance of doubt, Employee shall be paid $250,000.00 on each of January 15, 2025 and January 15, 2026, respectively. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such performance-based bonuses.

(d)    Cashout of Stock Options. In exchange for the termination and cancellation of 100,000 options to purchase shares of common stock of the Parent (the "Options"), Employee and the Parent hereby agree that the Parent shall compensate Employee with a cash lump sum payment equal to the difference between $18.80 per share of common stock covered by the Option and the exercise price of each such share subject to the Option, net of any and all required federal withholding tax relating to the termination and cancellation of the Options (the "Purchase Price"). The Purchase Price shall be due and payable within fifteen (15) business days after the date hereof. Upon the payment of the Purchase Price, the Options shall be cancelled and terminated, and Employee shall have no further right or interest under any of the Options.

(e)    Termination of the Employment Agreement. Except as set forth in this Agreement, the Parties agree that that certain Amended and Restated Employment Agreement, by and among the Parties, dated May 1, 2019 (the "Employment Agreement") is terminated as of the date hereof and shall be of no further force and effect; provided, however, that the following provisions of the Employment Agreement are hereby incorporated by reference into this Agreement and survive the termination of the Employment Agreement in accordance with its terms: Paragraphs 3 and 4 of Section B ("Compensation"); Paragraphs 7 and 8 of Section C ("Responsibilities"); Paragraphs 9, 10, 11, 12, 13(b), 13(c) and 14 of Section D ("Noninterference"); Section E ("Remedies"); Section I ("Severability"); Section K ("Successors and Assigns"); Section L ("Choice of Law"); Section N ("Indemnification"); Section O ("Arbitration"); Section Q ("Miscellaneous"); and Section R ("Notices"). In addition, Employee agrees, whether directly or through a future employer, not to hire any current employee of the Employer or solicit any customer or broker referral source of the Employer. The Parties agree that this Agreement and the actions contained herein (both as of the Effective Date and as of the Termination Date) shall not constitute (i) “without Cause,” (ii) “for Good Reason,” or (iii) “for Cause,” as such terms are used in Section F ("Termination") of the Employment Agreement.

5.    Miscellaneous.

(a)    Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by the Employer and Employee. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(b)    Entire Agreement. This Agreement and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(c)    Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)    Successors and Assigns. No Party shall voluntarily or by operation of law assign, delegate, or otherwise transfer any of its rights, obligations, or other interest in this Agreement without the other Party’s prior written consent. Any such purported assignment or transfer in violation of this section is void. The Parties will require any successor (whether direct or indirect, by purchase, merger or otherwise) to assume and to agree to perform this Agreement in the same manner and to the same extent that the Parent, the Company or Employer would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Parent, the Company or the Employer of its obligations hereunder; provided, further, that the failure of any such successor to assume this Agreement shall constitute a material breach of this Agreement.

(f)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

(g)    Termination. This Agreement, Employee’s employment with the Employer may be terminated by the Parties at any time, with or without notice, except that Section 4 and Section 5 of this Agreement shall survive any such termination in their entirety and accordance with their terms.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of the date first set forth above.

TECTONIC FINANCIAL, INC.		EMPLOYEE

By:	/s/ A. Haag Sherman	/s/ Patrick Howard
Patrick Howard
Its:	Chief Executive Officer
		Dated:	September 27, 2024
Dated:	September 27, 2024

T BANCSHARES, INC.

By:	/s/ A. Haag Sherman

Its:	Chairman

Dated:	September 27, 2024

T BANK, NATIONAL ASSOCIATION

By:	/s/ A. Haag Sherman

Its:	Chairman

Dated:	September 27, 2024

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